                                                                    EXHIBIT 99.1


                                                   FOR MORE INFORMATION CONTACT:
                                    Joseph A. Reeves, Jr., Michael J. Mayell, or
                                            P. Richard "Dick" Gessinger/Meridian
                            Conference call (800) 205-6714@11:30 AM EST 12/19/97
                                  Monday 12/22/97 and thereafter, (281) 558-8080
                                             Kitty Borah, Stacy Hutchinson/Shell
                                                                  (713) 241-4544



                            -FOR IMMEDIATE RELEASE-

        SHELL OIL COMPANY AFFILIATES AND THE MERIDIAN RESOURCE
                 CORPORATION ANNOUNCE SHELL'S PLAN TO ACQUIRE
            MAJOR STAKE IN MERIDIAN BY MERGER OF LOUISIANA ASSETS


         Houston, Texas - December 19, 1997. Shell Oil Company affiliates and The Meridian Resource Corporation (NYSE:TMR) announced today that they have signed Letters of Intent to combine all of Shell's South Louisiana onshore properties with those of Meridian through a merger of a Shell affiliate with Meridian and a cash sale to Meridian for $42.5 million.

         These assets represent: (1) all of Shell's South Louisiana onshore producing properties, which are projected to generate approximately $70 million in Cash Flow from Operations for 1997; (2) 210,000 gross (98,000 net) acres either held by production or under lease or option for exploration; (3) all of Shell's onshore South Louisiana exploration prospects; (4) approximately 1,400 square miles of 3-D seismic data either currently held or now being acquired by Shell; and (5) access to all of Shell's proprietary 2-D seismic grid covering South Louisiana.

         Under the terms of the proposed merger, Shell would receive approximately 23.7 million shares of Meridian, or approximately 40% of the post-transaction common shareholding interest in Meridian. Shell's ownership would be comprised of approximately 15.2 million shares Common Stock and a Convertible Preferred Stock convertible into approximately 8.5 million shares Common Stock. Shell would nominate one seat on Meridian's Board of Directors. To insure Meridian's independence and continued ability to grow as an independent, Shell has agreed that it would vote all common shares held in excess of 20% of the outstanding common shares in the same ratio as other shareholders on general corporate issues requiring shareholder vote.

         Jack E. Little, President and CEO, Shell Exploration and Production Company, said, "Shell is excited about the synergy of this potential merger with an established leader in South Louisiana. By combining Shell's extensive Louisiana exploration and production portfolio with Meridian's Louisiana position and Gulf Coast focus, we believe that the merged company will be in a position to be a major player in this region."

         Joe Reeves, Chairman and CEO of Meridian, added "Meridian is pleased that Shell has selected Meridian to be its investor-partner in the South Louisiana region. This transaction significantly increases both the Company's available cash flow for exploration as well as its portfolio of 'ready-to-drill' onshore exploration opportunities. By mid-1998, the merged company will have acquired over 800 square miles of new, unevaluated 3-D Seismic data adjacent to and covering several of Shell's large, prolific fields that potentially contain numerous exploitation and exploration opportunities. This is in addition to existing exploration prospects, some of which we expect to commence drilling during early 1998."

         This is the second major growth step taken by Meridian during 1997 to expand its exploration opportunities while, at the same time, underpinning those opportunities with a broad base of strong cash flow from the exploitation and development of producing fields. The transaction is projected to be accretive to Meridian in both production and cash flow per share on a fully
diluted basis.   The properties are all located in the onshore Louisiana Gulf
Coast region, Meridian's primary area of focus.

         The proposed transactions outlined in these non-binding Letters of Intent are subject to the execution and delivery of definitive agreements, approval by the Boards of Directors and shareholders of the companies and the receipt of any required regulatory approvals. Shell and Meridian currently expect that the transaction would close in early 1998.

         Certain of the foregoing statements may be deemed "forward-looking statements" within the meaning of the Securities Exchange Act of 1934.
Although Meridian believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Certain risks and uncertainties inherent in Meridian's business are set forth in Meridian's filings with the Securities and Exchange Commission. These risks include (i) the negotiation and execution of definitive agreements for the transactions, (ii) shareholder approval of the transaction, (iii) the continued production from existing wells at their current or projected levels, (iv) price changes for oil and gas, (v) the ability of the Company to successfully complete those wells that have been logged and reflect potential production, (vi) the ability of the Company to successfully complete and produce those reserves scheduled as "non-producing" or "undeveloped", (vii) the ability of the Company to acquire leases over and timely drill its exploratory prospects, (viii) risks regarding estimates of reserves, (ix) production risks, (x) governmental regulations and (xi) general risks regarding the exploration for, and production of, oil and gas reserves.

         The Meridian Resource Corporation is an independent oil and natural gas company engaged in the exploration for and development of oil and natural gas properties utilizing 3-D seismic technology, primarily in south Louisiana, southeast Texas and offshore Gulf of Mexico. Meridian's office is located in Houston, Texas and the stock is traded on the New York Stock Exchange under the symbol "TMR".

         Chase Securities Inc. is acting as financial advisor to The Meridian Resource Corporation in this transaction.





                                      -3-